Exhibit 99.1

Media Contact:	Financial Analyst Contact:
Jared Kelowitz, JDPR	Dan Johnston, EVP & CFO, United Industries
864.233.3776, ext. 24	1.800.242.1166, ext. 5956
jaredk@jdpr.com	ir@spectrumbrands.com

UNITED INDUSTRIES CLOSES UNITED PET GROUP ACQUISITION; DIVERSIFIES BUSINESS WITH ADDITION OF CONSUMER PET AND AQUATICS BUSINESS

UPG Acquisition Propels United Industries to Approximately $1 Billion in Annual Sales.

ST. LOUIS, August 2nd, 2004 – United Industries Corporation, which goes to market as Spectrum Brands, today announced that it has closed its previously announced acquisition of United Pet Group, Inc. (“UPG”), a privately owned leading manufacturer and marketer of premium branded pet supplies, for $360 million.  The UPG transaction, United Industries’ fifth in the past three years, diversifies the company beyond its lawn and garden and household pest control categories. UPG, headquartered in Cincinnati, will operate as a separate division of United Industries and will continue to be led by CEO John Heil. The combined companies will have annual sales of approximately $1 billion.

Over the past few years, UPG has doubled its profits and increased revenue by almost 60 percent to $250 million.  UPG is a leader in the fast-growing pet supplies segment.  Pet supplies spending in the United States is estimated to reach  $8 billion this year, and has grown over 6 percent annually over the past decade.  In addition, 62 percent of U.S. households have a pet, and 46 percent have multiple pets.  Ownership of all pets – including dogs, cats, birds and fish – is also rising.

Bob Caulk, United Industries’ Chairman and CEO, said, “The UPG transaction allows us to enter a new category of business by teaming up with a successful, well-established leader in the pet supplies industry. There are many similarities between the pet supplies category today and the consumer lawn and garden and household pest control industry when we began to implement our growth strategy five years ago.  The category is growing rapidly. There’s great consumer interest. The retailer base is consolidating, and there are numerous opportunities to consolidate the supplier side of the industry.  It’s familiar ground.”  He added, “We will continue to pursue our strategy of cultivating strong customer relationships, developing innovative products and working towards consolidating another fragmented yet rapidly expanding consumer category.”

Caulk pointed to three immediate positive impacts of the transaction:

•      Broadens United Industries’ customer base in North America.  The UPG acquisition presents an opportunity to develop and maintain new customer relationships with the addition of several retail outlets including the major pet supplies retailers.

•      Smoothes the seasonality of overall business.  The seasonal nature of the lawn and garden and household pest control business naturally creates peaks and valleys in activity.  With a year round industry, such as pet supplies, United Industries will have more continuity season to season and not depend as much on weather patterns which can create seasonal demand anomalies.

•      Access to the rapidly expanding consumer pet category.  The consumer pet supplies category is an $8 billion per year industry, which is expected to grow at over 6% per year.

UPG CEO John Heil views the new structure as very positive for UPG, “United Industries has been a very successful consolidator of the lawn and garden business over the last four years.  UPG has, and will continue to execute a similar acquisition strategy in the very fragmented pet supplies business going forward.”

Charles Brizius, Managing Director of Thomas H. Lee Partners, United Industries’ largest investor said, “We are very excited about this transaction and the opportunities it provides for United Industries to broaden its customer base, diversify its brand portfolio and expand its platform for growth.”

Based in Cincinnati, Ohio, United Pet Group (www.unitedpetgroup.com) is a leading manufacturer and marketer of premium pet supplies products for dogs, cats, fish, birds and small animals. UPG’s products are sold under a number of brand names, including Eight in One®, Nature’s Miracle®, Dingo®, Lazy Pet®, Marineland®, Perfecto®, Aquarium Systems®, and Jungle Talk®. Since 1997, UPG has acquired eight companies in the pet supplies industry.

UPG’s Aquatics division, based in Moorpark, California, markets the broadest line in the industry, including integrated aquarium kits, stand-alone tanks, filters and filter media, sea salt, and other aquarium supplies and accessories. The Aquatics division also markets equipment for use by retailers in the sale of live fish and lobsters. The company’s aquatics brands, which include Marineland®, Perfecto®, and Instant Ocean®, are leading brands in their market segments.

UPG’s Specialty Pet division, based in Hauppauge, New York, markets pet treats and supplies for dogs, cats, birds and small animals under the Eight in One®, Nature’s Miracle®, Dingo®, Lazy Pet®, St. Aubrey®, Wild Harvest® and One Earth™ brand names.

About United Industries Corporation

United Industries Corporation, which goes to market as Spectrum Brands (www.spectrumbrands.com), is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and household pest control segments in North America.  The company’s household brands include Hot Shot®, Cutter® and Repel®. The company’s lawn and garden brands include Spectracide®, Garden Safe®and Real-Kill® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories.  Through its Canadian subsidiary, Nu-Gro, the company manufactures and markets category-leading brands such as Wilson®, CIL®, Golf-Green®, and Green Earth®. The company is also a leading global supplier of slow release nitrogen and other fertilizer technologies under brand names such as Nitroform® and Nutralene®.  Founded in 1969, the company is headquartered in St. Louis, Missouri.  (Bloomberg Symbol: 14496Z)

Certain statements in this press release regarding the Company’s business, with the exception of historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond the Company’s control. When, and if, used herein, the words “will,” “should,” “believe,” “plan,” “preliminary,” “may,” “strategies,” “goals,” “anticipate,” “indicate,” “intend,” “determine,” “estimate,” “expect,” “project” and similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements apply only as of the date they are disclosed and are based on the Company’s expectations at that time. Actual results could differ materially from these statements as a result of weather conditions, retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of the Company, its customers, its industry or the economy in general, unexpected accounting charges, public perception regarding the safety of its products, as well as various other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update or revise publicly any forward-looking statements made by the Company or on its behalf, whether as a result of new information, future events or otherwise. Although the Company believes that its plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.

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